Exhibit 10.1

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

This Confidential Settlement and Release Agreement (“Agreement”) is effective as of the 18th day of June, 2008, and regards the following:

1. Parties The following are the “Parties” to this Agreement:

1.1 “EL POLLO LOCO, INC.”. All references in this Agreement to “EL POLLO LOCO, INC.” shall mean El Pollo Loco, Inc. and its parent corporation, Chicken Acquisition Corp., Inc. All references in this Agreement to the “EL POLLO LOCO, INC. Released Parties” shall mean and include EL POLLO LOCO, INC. and all of its past and present parent companies, subsidiaries, divisions, affiliates, related entities, joint ventures, predecessors, successors and assigns, and all their respective agents, subcontractors, subrogees, sureties, insurers, co-insurers, reinsurers, servants, and attorneys, and all their respective present and former partners, principals, members, directors, officers, employees, stockholders and owners, and all their respective representatives, heirs, executors, personal representatives, administrators, transferees and assigns and anyone claiming by or through them individually and/or collectively.

1.2 “Pollo Loco Mexico” – All references in this Agreement to “Pollo Loco Mexico” shall mean El Pollo Loco, S.A. de C.V.

1.3 “Pollo Loco Mexico Released Parties” - All references in this Agreement to the “Pollo Loco Mexico Released Parties” shall mean and include “Pollo Loco Mexico,” Jose Ochoa, Francisco Ochoa, and all other members of the Ochoa family, their respective past and present parent companies, subsidiaries, divisions, affiliates, related entities, joint ventures, predecessors, successors and assigns, and all their respective agents, subcontractors, subrogees, insurers, co-insurers, reinsurers, servants and attorneys, present and former partners, principals, members, directors, officers, employees, stockholders and owners, and all their respective representatives, heirs, executors, personal representatives, administrators, transferees and assigns.

2. Recitals

2.1 For the consideration and covenants described in further detail herein, Pollo Loco Mexico, has agreed to settle and compromise any and all Claims and Unknown Claims that were raised, could have been raised, and/or that relate in any way to any or all of the following: (a) the Intellectual Property Agreement attached hereto as Exhibit “A,”; (b) the facts and circumstances underlying the following lawsuit, Case No. 5:045 cv.000048, El Pollo Loco, S.A. de C.V. v. El Pollo Loco, Inc., in the United States District Court for the Southern District of Texas, Laredo Division (“the District Court Lawsuit”); and/or (c) the following appeal, No. 08-40004, El Pollo Loco, S.A. de C.V. v. El Pollo Loco, Inc., in the United States Court of Appeals for the Fifth Circuit (the “Fifth Circuit Appeal”) (collectively, the “Pollo Loco Mexico Dispute”).

2.2 For the consideration and covenants described herein, Pollo Loco Mexico has also agreed: (a) to release, in full, the judgment entered against EL POLLO LOCO, INC. in the District Court Lawsuit; (b) to join and support a motion to return to EL POLLO LOCO, INC. the sum of $1,087,500, plus interest, currently on deposit in the registry of the District Court (the “Registry Deposit”); and, (c) to join and support a motion to release the Safeco bond securing the judgment entered against EL POLLO LOCO, INC. in the District Court Lawsuit.

3. Settlement Payment and Conditions

3.1 On or before June 23, 2008, and on the terms and conditions described herein, EL POLLO LOCO, INC. or its assigns or representatives agrees to pay, or cause to be paid, to Pollo Loco Mexico the total sum of $10,722,860.00 (“Settlement Payment”), in full and final settlement of the Pollo Loco Mexico Dispute, of which $3,031,500.00 shall be for reimbursement of costs of court, and the remainder to compensate Pollo Loco Mexico for injuries suffered as a result of EL POLLO LOCO, INC.’s alleged false filing of a trademark registration with the IMPI. On or before June 23, 2008, EL POLLO LOCO, INC. shall make the Settlement Payment through wire-transfer to counsel for the Pollo Loco Mexico, per wiring instructions as follows:.

INCOMING WIRE TRANSFER INSTRUCTIONS
International Bank of Commerce
1200 San Bernardo Avenue
Laredo, Texas 78042
ABA:                      114 902 528

OUR ACCOUNT NO.:
A.	IOLTA:	6002578838

BENEFICIARY:		CASTILLO SNYDER, P.C.
		Bank of America Plaza, Suite 1020
		300 Convent
		San Antonio, Texas 78205

3.2 Counsel for Pollo Loco Mexico shall hold the Settlement Payment in escrow until all of the conditions set out in this paragraph 3.2. have been satisfied:

A. Within three business days of the execution of this agreement, Pollo Loco Mexico shall join EL POLLO LOCO, INC. in the filing of three pleadings in the District Court:

1. A Joint Motion to Return to EL POLLO LOCO, INC. Funds on Deposit in Registry. The form of this motion is attached hereto as Exhibit “B.”

2. A Joint Motion to Release Surety Bond, seeking the unconditional release of Safeco Insurance Company of America for any and all obligations under bond number 6462586 issued on or about 12/18/07 on behalf of El Pollo Loco, Inc. The form of this motion is attached hereto as Exhibit “C”; and

3. A Release of Final Judgment and Judgment Lien signed by Pollo Loco Mexico. The form of the Release of Final Judgment is attached hereto as Exhibit “D.”

B. The District Court shall have entered the following Orders:

1. An Order directing the Clerk to release the Registry Deposit to EL POLLO LOCO, INC..

2. An Order releasing Safeco Insurance Company of America for any and all obligations under bond number 6462586 issued on or about 12/18/07 on behalf of El Pollo Loco, Inc.

B. Pollo Loco Mexico shall execute the assignment attached hereto as Exhibit “E.” By its signature on this agreement, and its signature on Exhibit “E,” Pollo Loco Mexico acknowledges that EL POLLO LOCO, INC. has executed all documents necessary to: (a) return to Pollo Loco Mexico the intellectual property originally conveyed pursuant to the Intellectual Property Agreement attached hereto as Exhibit “A,” and (b) satisfy the provisions of the District Court Judgment requiring the return of the Intellectual Property to Pollo Loco Mexico. Pollo Loco Mexico further represents and warrants that no further documents, or rights, titles, or interests remain owing to Pollo Loco Mexico by reason of either the District Court Judgment or Exhibit “A.” El Pollo Loco, Inc. agrees that it will cease and refrain from the use of the Intellectual Property assigned under the assignment attached hereto as Exhibit E.

3.3. Upon the last to occur of the conditions described in paragraph 3.2, counsel for Pollo Loco Mexico may release the settlement funds to Pollo Loco Mexico. Upon the last to occur of the conditions described in paragraph 3.2, EL POLLO LOCO, INC. shall dismiss the Fifth Circuit Appeal, with prejudice. Should it be necessary to obtain a further extension of the briefing schedule in order to accomplish the conditions set out in paragraph 3.2, Pollo Loco Mexico shall join EL POLLO LOCO, INC. in seeking an additional thirty day extension of the briefing schedule in the Fifth Circuit Appeal.

3.4. Other than as set forth in paragraph 3.1, each party hereto shall pay its own costs, expenses and attorneys’ fees incurred or to be incurred in connection with the Pollo Loco Mexico Dispute and this Agreement.

4. Release of Claims And Representations

4.1 Pollo Loco Mexico, for good and valuable consideration, the sufficiency of which is hereby acknowledged, forever releases EL POLLO LOCO, INC. and the EL POLLO LOCO, INC. Released Parties from any and all Claims and Unknown Claims of any nature whatsoever that Pollo Loco Mexico ever had, now has, or can, shall or may have, by reason of any matter, cause or thing occurring from the beginning of the world to the date of this Agreement, whether known or unknown, (a) arising out of or in any way related to the facts, transactions, allegations, and claims of liability described in the District Court Lawsuit, or (b) that were brought or alleged, or could have been brought or alleged, in the District Court Lawsuit, or (c) that relate in any way to the Pollo Loco Mexico Dispute. Pollo Loco Mexico, represents and warrants that it is authorized to execute and grant this broad release for itself, and for and on behalf of any member of the Ochoa family who claims (or could have claimed) that it suffered injury in connection with the Pollo Loco Mexico Dispute.

4.2  EL POLLO LOCO, INC., for good and valuable consideration, the receipt and sufficiency of which it hereby acknowledges, forever releases Pollo Loco Mexico from any and all Claims and Unknown Claims, of any nature whatsoever against Pollo Loco Mexico that EL POLLO LOCO, INC. ever had, now has, or can, shall or may have, by reason of any matter, cause or thing occurring from the beginning of the world to the date of this Agreement, whether known or unknown, (a) arising out of or related to the facts, transactions, allegations, and claims of liability described in District Court Lawsuit; (b) that were brought or alleged or could have been brought or alleged in the District Court Lawsuit, or (c) that relate in any way to the Pollo Loco Mexico Dispute.

4.3 “Claims” shall mean any claim or claims, action or actions, cause or causes of action, arising under the law of any state or country, whether in law or in equity, and includes all suits, liens, liabilities, claims, demands, obligations, damages of any kind (including punitive or consequential damages), losses, costs or expenses, specific performance, rescission, equitable remedies, and attorneys’ fees of any nature whatsoever, including, without limitation, claims based on breach of contract, fraud, libel, slander of title, diminution or destruction of intellectual property, infringement, or any other legal duty, legal fault, negligence, offense, quasi-offense, contract, fraud, dolus, illicit acts, or moral damages, damage to personal or business reputation, damage to franchisees, damage to brand, any violation of copyright, trademark, or other intellectual property law, any violation of Mexican law, or any other theory of liability. The Parties specifically acknowledge that, as used in this Agreement, the term “Mexican law” means any and all statutory or common law of any government entity in the Republic of Mexico, including but not limited to the law of the Federal District of Mexico, the law of any Mexican state or local government, whether embodied in statute, judicial decision, or common law, and any laws arising under or relating to any treaty to which Mexico is a party.

4.5 “Unknown Claims” means any and all Claims including, without limitation, any Claim that the Parties do not know or even suspect to exist in their favor at the time of this Agreement, which, if known by the Parties, may have affected their decision to sign this Agreement. The Parties also hereby acknowledge that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the matters released herein, but the Parties shall have fully, finally and forever settled and released any and all such matters, as provided in this Agreement, whether known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future.

4.6 The Parties each acknowledge that they have been advised by legal counsel about and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Parties, being aware of said Code section, hereby expressly release and waive any rights or claims they may have thereunder, as well as rights or claims under any other similar, comparable, or equivalent provisions of Mexican law, and any law of the United States of America, or any American state or otherwise, whether embodied in statute or common law (hereafter “Release and Specific Waiver of Unknown Claims”). The Parties acknowledge that they understand the significance and consequence of their Release and Specific Waiver of Unknown Claims. The Parties affirm that this Release and Specific Waiver is not a mere recital.  Rather, it is a specifically bargained-for provision of this Agreement.  The Parties affirm that they are aware that neither Party would have entered into this Agreement but for the other Party’s agreement to a full waiver of all claims of any type and description, as provided, including Unknown Claims.  The Parties have included this Release and Specific Waiver of Unknown Claims in this Agreement in order to procure certainty in their affairs.

4.7 This Agreement is entered into in the interests of avoiding the expenses and uncertainties of litigation, and in order to buy peace. Neither the payment of the Settlement Payment described in Section Three (3) of this Agreement, nor this Agreement, nor any of its terms and provisions shall be deemed to be an admission of any liability, or wrongful conduct of any kind, however described, on the part of EL POLLO LOCO, INC. or Pollo Loco Mexico. Any and all of the allegations of liability made against EL POLLO LOCO, INC. are completely and specifically denied by EL POLLO LOCO, INC..

4.8 Neither this Agreement nor any of its terms and provisions nor any of the negotiations or proceedings in connection with it shall be offered or received in evidence in any action or proceedings of any kind other than such proceedings as may be necessary to consummate, defend, enforce or give effect to this Agreement.

4.9. Pollo Loco Mexico stipulates and agrees that any claim by any member of the Ochoa family that arises from or relates to the Pollo Loco Mexico Dispute shall be barred as a matter of law by this Agreement.

4.10. In consideration of the Settlement Payment and as a material term of this Agreement, Pollo Loco Mexico agrees that EL POLLO LOCO, INC. shall be protected from any claims arising from or relating to the Pollo Loco Mexico dispute by any affiliates of Pollo Loco Mexico or by any member of the Ochoa family. In the event any such claim is filed, Pollo Loco Mexico shall immediately be obligated to defend and indemnify EL POLLO LOCO, INC. for all of its defense costs, as and when they are incurred, and shall likewise indemnify and hold harmless EL POLLO LOCO, INC. from any damages or equitable relief, including exemplary damages or damages arising under Mexican law.

5. Dismissal

5.1 Within three business days of the execution of this Agreement, Pollo Loco Mexico and EL POLLO LOCO, INC. shall file jointly the Motions contemplated by Paragraph 3.2. Such motions shall, however, be filed by Gibbs & Bruns, LLP acting as counsel for EL POLLO LOCO, INC.. Within three business days of the entry of the Orders contemplated by Paragraph 3.2 hereof, EL POLLO LOCO, INC. shall dismiss its Appeal with prejudice.

6. Confidentiality

6.1 The Parties acknowledge and agree that the terms of this settlement are confidential. The Parties agree to maintain them as confidential, as described herein. To that end and in consideration of the provisions, promises, releases, agreements, and covenants herein, the Parties hereby acknowledge and agree that they shall not disclose, directly or indirectly, to any person not a Party to this Agreement, except as hereinafter recited, the terms of this Agreement other than to acknowledge that a settlement has been reached. The Parties further acknowledge and agree that they will not initiate or participate in media coverage of this settlement or disclose the terms of the Agreement or comment upon publicly the Agreement or its terms other than to state generally that a satisfactory settlement has been reached, except as provided below. The Parties further acknowledge and agree that providing a copy of this Agreement or any portion thereof to any person or entity not a Party to this Agreement constitutes a disclosure of the terms of the Agreement and would violate this provision of the Agreement, except as provided below.

6.2 Notwithstanding the foregoing paragraph, the Parties recognize that certain disclosures regarding this settlement may be required by law or the securities regulations of the United States or states within the United States. This Agreement does not prohibit such required disclosures. The Parties agree, however, that if a public disclosure regarding the amount of the settlement is required pursuant to this paragraph, the Party making such disclosure shall state that the settlement is confidential, and shall disclose only so much as is required to be disclosed by reason of applicable law or regulation. The Parties further recognize that this Agreement may be disclosed to such officers, agents, accountants, employees, and creditors of EL POLLO LOCO, INC. or its affiliates who have a need to know about the Agreement, provided, however, that such persons shall be cautioned that the agreement is confidential and may not be disseminated further.

6.3. In the case of a subpoena or court order or other third party legal request seeking or purporting to require access to this Agreement or information about its terms (a “Disclosure Request”), the Party receiving such Disclosure Request agrees to notify the other Party promptly upon receipt of the Disclosure Request, and to provide a copy thereof to the other Party. The Parties agree to use their best efforts, as permitted by applicable law, to cooperate in any reasonable efforts to prevent or limit the disclosure of the Agreement or any confidential information relating to the Agreement (e.g., efforts to obtain an appropriate protective order, stay of disclosure or other available similar remedy) and to provide the other Party with a reasonable opportunity to take action to prevent the production of the Agreement or disclosure of any confidential information relating to the Agreement.

7. Miscellaneous

7.1 Successors and Assigns. In executing and consenting to this Agreement, Pollo Loco Mexico and EL POLLO LOCO, INC., each of them and collectively, hereby bind their heirs, family members, assigns, and successors in business or interest, and all persons and entities claiming through them.

7.2 Modification. Neither this Agreement nor any provision thereof can be modified or waived in any way, except in writing and with the express written consent of all Parties to this Agreement.

7.3 Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard to the conflicts of law principles thereof. The Parties hereto submit themselves to the jurisdiction of the District Court of the Southern District of Texas (Honorable Micaela Alvarez, Presiding) for purposes of the enforcement of this Agreement.

7.4 Warranty. The undersigned signatories for Pollo Loco Mexico acknowledge, represent and warrant that they are the sole and lawful owners of all rights, title and interests in any and all of the claims and/or causes of action released herein, or that they are duly authorized agents or representatives the lawful owners of such rights, title and interests, and that none of those claims or causes of action have been assigned, sold, transferred, conveyed, or otherwise disposed of, whether such assignment, sale, transfer, conveyance, or other disposition has occurred by operation of law or otherwise.

7.5 Complete Agreement. The Parties intend and agree that the terms set forth in this Agreement, including all exhibits hereto, are intended by the Parties as a complete, final and exclusive expression of their mutual agreements, waiver and general release of all claims with respect to the Pollo Loco Mexico Dispute, and supersedes any other prior or contemporaneous oral or written agreements, proposed agreements, negotiations and discussions with respect to the subject matter hereof, except to the extent, if any, expressly incorporated by reference herein.

7.6 Headings. The headings of the sections and paragraphs contained herein are for reference and convenience only and are not to be used to define, limit, or construe the express provisions of this Agreement.

7.7 Authority. The individuals who execute this Agreement represent and warrant that: (i) they are duly authorized to execute this Agreement on behalf of the Party that they purport to represent and that they have the requisite power and authority to deliver and perform all of their obligations under this Agreement; (ii) no other signature, act or authorization is necessary to bind such entity to the provisions of this Agreement; (iii) Pollo Loco Mexico, is authorized to execute this release for itself and on behalf of any and all members of the Ochoa family who claim (or could have claimed) any injury in connection with the Pollo Loco Mexico Dispute; and (iv) the Parties named herein are all the necessary and proper parties to this Agreement.

7.8 Knowledge, Review and Interpretation. The undersigned Parties, and each of them, acknowledge, declare, and agree that: (i) they have consulted legal counsel about this Agreement, or have had the opportunity to do so and have voluntarily chosen not to do so; (ii) they have had adequate time and opportunity to review the terms of this Agreement, have carefully read it, and have a full understanding of the terms hereof; (iii) they are sophisticated parties that have negotiated this Agreement at arm’s length and cooperated in drafting and in preparing this Agreement, and accordingly, expressly waive any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it; and, (iv) they have entered into this Agreement voluntarily and intend to be legally bound to the provisions of this Agreement, which shall be interpreted in a reasonable manner to effect the purposes of this Agreement.

7.9 Multiple Counterparts. This Agreement may be executed in multiple counterparts. For purposes of this Agreement, facsimile documents will be deemed to be equal to originals.

7.10 Pending Appeal. This agreement is binding regardless of any rulings that may later be issued by the United States District Court or by the United States Court of Appeals for the Fifth Circuit.

7.11 Notice. Any notice required by this Agreement shall be deemed delivered if sent by overnight service or by facsimile as follows:

If to EL POLLO LOCO, INC.:

Jerry Lovejoy
General Counsel
El Pollo Loco, Inc.
3535 Harbor Blvd, Suite 100
Costa Mesa, CA 92626
jlovejoy@elpolloloco.com

With copies to:

Kathy D. Patrick / Jennifer Greer
Gibbs & Bruns, LLP
1100 Louisiana
Houston, TX 77002
kpatrick@gibbs-bruns.com
jgreer@gibbs-bruns.com

If to Pollo Loco Mexico:

Sr. Juan Francisco “Pancho” Ochoa
El Palenque, Inc.
4515 San Bernardo Avenue
Laredo, Texas 78041
pancho@tacopalenque.com
cc: melo@tacopalenque.com

With copies to:

Edward C. Snyder/Jesse R. Castillo
CASTILLO SNYDER, P.C.
Bank Of America Plaza, Suite 1020
300 Convent
San Antonio, Texas 78205
esnyder@casnlaw.com
jcastillo@casnlaw.com

IN WITNESS WHEREOF, the undersigned have approved and executed this Agreement as of the date written above.

El Pollo Loco S.A. de C.V.

BY:	/s/ Juan Francisco Ochoa

Date 6.18.08

El Pollo Loco, Inc.

BY:	/s/ Joseph N. Stein

Date June 18, 2008